Exhibit 10.2

TRI-PARTY AGREEMENT

(Custody Agreement)

THIS TRI-PARTY AGREEMENT (as may be amended, restated, supplemented, or otherwise modified from time to time, this “Agreement”) is entered into as of October 29, 2013, by and among U.S. BANK NATIONAL ASSOCIATION (“Custodian”), HARVEST CAPITAL CREDIT CORPORATION, a Delaware corporation (“Borrower”), and CAPITALSOURCE BANK, a California industrial bank, in its capacity as administrative, payment and collateral agent (in such capacity, together with its successors and assigns, the “Agent”) for the Lenders (as defined below).

WHEREAS, Custodian and Borrower are parties to that certain Custody Agreement, dated as of May 2, 2013 (as amended, restated or otherwise modified from time to time, the “Custody Agreement”);

WHEREAS, contemporaneously with the execution of this Agreement, Borrower and Agent are entering into that certain Loan and Security Agreement (as amended, restated or otherwise modified from time to time, the “Loan Agreement”), by and among Borrower, Agent, and the financial institutions party thereto as lenders from time to time (each a “Lender” and collectively, the “Lenders”), pursuant to which Agent and Lenders will make certain financial accommodations to Borrower (the “Loan”) and Borrower will grant Agent a first priority lien and security interest in the Pledged Loans as security for prompt payment and performance or Borrower’s obligations under the Loan Agreement; and

WHEREAS, as a condition to making the Loan to Borrower under the Loan Agreement, Agent and Lenders are requiring that Borrower, Custodian, and Agent enter into this Agreement in the manner set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and promises of the parties contained herein, Custodian, Borrower, and Agent hereby agree as follows:

1.            Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Loan Agreement. As used herein, the capitalized terms below shall have the following meanings:

“Assignment of Purchase Documents” means, with respect to any Purchased Loan, a Collateral Assignment of Loan Acquisition Documents, in substantially the form of Exhibit B attached hereto.

“Authorized Person” shall have the meaning assigned to such term in the Custody Agreement.

“Custodial Certificate” means a certificate with respect to Pledged Loan Documents completed and signed by Custodian substantially in the form of Exhibit A attached hereto.

“Custodian Deliverables” means any Collateral in the custody of or otherwise held by Custodian, including without limitation any Assignment of Purchase Documents, Pledged Loan Documents, Securities, or Attached Equity Interests.

“Pledged Loan Checklist” means, with respect to any Pledged Loan, the “Loan Checklist”, as such term is defined in the Custody Agreement.

“Pledged Loan Documents” means, with respect to any Pledged Loan, the “Underlying Loan Documents”, as such term is defined in the Custody Agreement.

“Pledged Note” means, with respect to any Pledged Loan, the “Underlying Note”, as such term is defined in the Custody Agreement.

“Proper Instructions” shall have the meaning assigned to such term in the Custody Agreement.

“Securities” for purposes of this Agreement, shall have the meaning assigned to such term in the Custody Agreement.

2.            Security Interest of Agent. Borrower hereby represents and warrants to Custodian that all Custodian Deliverables are subject to the security interest in favor of Agent granted by Borrower pursuant to the Loan Agreement. Custodian hereby (a) acknowledges and agrees that, pursuant to the Loan Agreement (and notwithstanding anything in the Custody Agreement to the contrary), Borrower has granted to Agent a first-priority security interest in all assets of the Borrower, including without limitation any Custodian Deliverables, and (b) represents and warrants to Agent that as of the date hereof, Custodian has not received notice of any interest of any other person or entity in such Custodian Deliverables. Custodian hereby waives and releases any right of offset, banker’s lien, security interest or other like right against the Custodian Deliverables for so long as this Agreement is in effect.

3.            Appointment of Custodian.

(a)           Agent hereby appoints Custodian as agent, custodian, and bailee (for purposes of all applicable sections of the UCC) for Agent, to perfect the security interest of Agent in the Pledged Loans and any Custodian Deliverables, and Custodian hereby accepts its appointment, to act as agent, custodian, and bailee (for purposes of all applicable sections of the UCC) for Agent, to perfect the security interest of Agent in the Pledged Loans and any Custodian Deliverables and performing its duties and obligations hereunder.

(b)          Notwithstanding anything to the contrary in the Custody Agreement (including without limitation any Proper Instructions from Borrower to Custodian), Custodian shall not release any original Pledged Loan Documents in the custody of Custodian to any Person, other than Agent or a representative of Agent, unless Custodian has received Agent’s prior written consent to such release to Borrower or such designated Person, following delivery by Borrower to Agent and Custodian of written notice of (in each case, pursuant to the Loan Agreement) (i) the payment in full of the applicable Pledged Loan, (ii) the permitted sale by Borrower (pursuant to the terms and provisions of the Loan Agreement) of the applicable Pledged Loan, or (iii) the enforcement of any Pledged Loan or the pursuit by Borrower (or its designee) of foreclosure or other legal proceedings. Except as is otherwise expressly permitted under the terms of this Agreement, or as may be specifically ordered by a court of competent jurisdiction or a government agency, Custodian hereby agrees not to surrender control and/or possession of, sell, encumber, or otherwise dispose of any Pledged Loan Documents in the custody of Custodian, or take any other action which, to the knowledge of Custodian, would compromise Agent’s perfected security interest(s) therein.

(c)           From time to time upon Agent’s or Borrower’s prior written request at the time of Borrower’s pledging of Pledged Loans to Agent, Custodian shall provide Agent and Borrower a Custodial Certificate with respect to the Pledged Loans included in that pledge. The Custodian shall, in each Custodial Certificate, among other things, certify and confirm as to each Pledged Loan listed in the Custodial Certificate that, except as noted on the exception report attached as a schedule to the related Custodial Certificate:

(i)            with respect to such Pledged Loans, all Custodian Deliverables are in the Custodian’s possession and listed on an exhibit attached to the related Custodial Certificate, except as otherwise noted in such exception report (if applicable);

(ii)           Custodian has in its possession all Pledged Loan Documents listed on the Pledged Loan Checklist delivered with respect to any Pledged Loan, except as otherwise noted in such exception report (if applicable);

(iii)          samples of such documents have been reviewed by the Custodian in the normal course of business and appear, in the judgment of Custodian, regular on their face and relate to such applicable Pledged Loans, except as otherwise noted in such exception report (if applicable);

(iv)          with respect to each physical Pledged Note any time evidencing a Pledged Loan: (A) such physical Pledged Note is in the possession of Custodian, (B) such physical Pledged Note bears an original signature purporting to be the signature of an obligor under the Pledged Note, (C) such physical Pledged Note is held by Custodian as Agent’s custodian, and (D) such Pledged Note has been endorsed as follows or contains an allonge bearing an original stamp or handwritten signature from Borrower:

“Pay to the order of CapitalSource Bank, together with its successors and assigns, as Agent, for its own benefit and the benefit of the Lenders, with recourse.

______________________________________

By:___________________________________

Name/Title:_____________________________”

4.            Instructions of Agent. The parties hereto agree, and Borrower expressly consents and hereby directs, that (a) any Custodian Deliverables that are in Custodian’s possession or control is held by Custodian for the benefit of the Agent and as its agent, custodian, and bailee (for purposes of all applicable sections of the UCC) to perfect the security interest of Agent in the Pledged Loans and any Custodian Deliverables, (b) Custodian shall comply with written instructions originated by Agent with respect to any Custodian Deliverables without further consent of Borrower, and (c) Custodian shall not agree with Borrower or any other Person (other than Agent) to comply with instructions originated by such Person with respect to any Custodian Deliverables.

5.            Agent’s Examination and Review Rights. At all times, upon reasonable notice and during normal business hours, Custodian shall permit Agent, at Borrower’s cost and expense (subject to the limitations set forth in the Loan Agreement), (a) to examine and make copies of Pledged Loan Documents in the custody of Custodian and other Custodian Deliverables and any and all data and other information relating to any Pledged Loans or related Custodian Deliverables, and (b) to examine Custodian’s books and records related to the Pledged Loans.

6.           Representations and Warranties.

(a)           Custodian hereby represents and warrants to Agent and Borrower as of the date hereof and as of each date that Custodian issues a Custodial Certificate:

(i)            Custodian has the full power and authority to hold the Custodian Deliverables and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of Custodian, enforceable against it in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the availability of equitable remedies;

(ii)           Neither the execution and delivery of this Agreement, the issuance of the Custodial Certificate, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will result in a breach of any of the terms, conditions or provisions of Custodian’s charter or by-laws or any legal restriction or any agreement or instrument to which Custodian is now a party or by which it is bound (including without limitation, the Custody Agreement), or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which Custodian or its property is subject; and

(iii)          Custodian is a separate and independent entity from Borrower, Custodian does not own a controlling interest in Borrower either directly or through affiliates and no director or officer of Custodian is also a director or officer of Borrower or its Affiliates.

(b)          Borrower hereby represents and warrants to Agent and Custodian as of the date hereof:

(i)            Borrower has not granted custody or control over the Pledged Loans and the Pledged Loan Documents to any party other than Agent and Custodian.

(ii)           Borrower has the full power and authority to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of Borrower, enforceable against it in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the availability of equitable remedies;

(iii)          Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will result in a breach of any of the terms, conditions or provisions of the Custody Agreement, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which Borrower or its property is subject; and

(iv)          Custodian is a separate and independent entity from Borrower, Custodian does not own a controlling interest in Borrower either directly or through affiliates and no director or officer of Custodian is also a director or officer of Borrower or its Affiliates.

7.            Custody Agreement. Without the prior written consent of Agent, and in each case pursuant to the terms and provisions of the Loan Agreement, (a) Custodian will (i) maintain the Custodian Deliverables in the manner set forth in the Custody Agreement subject to the provisions hereof until termination of this Agreement; (ii) except for the Custody Agreement, until the termination of this Agreement, not enter into, (x) any other agreement pursuant to which it agrees to comply with instructions (other than those of Agent) with respect to the Custodian Deliverables, or (y) any other agreement purporting to limit or condition the obligation of Custodian to comply with instructions originated by Agent with respect to the Custodian Deliverables; and (iii) concurrently with the delivery thereof to Borrower as set forth in the Custody Agreement, provide Agent copies of statements (if any) relating to the Custodian Deliverables, and such other statements as the Agent may from time to time reasonably request be delivered to it; (b) Custodian and Borrower hereby covenant that, prior to the termination of this Agreement, the Custody Agreement shall not be amended; and (c) Borrower hereby covenants that it will not terminate the Custody Agreement.

8.            Agent’s Right to Cure. Borrower, immediately upon receipt, shall deliver to Agent at the address set forth below, a true and complete copy of any notice of default or breach and all other communications respecting a default or breach, alleged default or breach, failure of performance, or other condition that, with lapse of time or after additional notice, or both, could become a default or breach by Borrower of or under the Custody Agreement, or otherwise relating to Borrower’s good standing with respect to the Custody Agreement. In the event of any default or breach by Borrower under the Custody Agreement, Agent shall have the right (but not the obligation), upon written notice to Borrower and Custodian, and until such default is cured, to cure such default and take any action under the Custody Agreement to preserve the same, so long as such action is taken within the period of time otherwise allotted to Borrower under the Custody Agreement to cure such default. Any advances made by Agent from its own funds to cure a default or other breach by Borrower under the Custody Agreement shall become a part of the Obligations, shall be due immediately, and shall draw interest at the rate contemplated by the Loan Agreement.

9.           Termination. The rights and powers granted herein to Agent (x) have been granted in order to perfect its security interests in the Custodian Deliverables, (y) are powers coupled with an interest, and (z) are not intended to be affected by the bankruptcy of Borrower or the lapse of time. Custodian may terminate this Agreement in its discretion upon the sending of at least sixty (60) days’ advance written notice to the other parties hereto; provided, however, that any Custodian Deliverables that have not been released by Agent at or prior to the time of termination shall be transferred to a successor custodian designated by Borrower and agreed to by Agent. If no successor custodian is so designated, Custodian may apply to a court of competent jurisdiction for appointment of a successor custodian. Any other termination or any amendment or waiver of this Agreement shall be effected solely by an instrument in writing executed by all the parties hereto.

10.          Interpleader.    If at any time Custodian, in good faith, is in doubt as to the action it should take under this Agreement, then Custodian shall have the right to commence an interpleader action in any competent federal or state court located in the State of New York, and otherwise to take no further action except in accordance with joint written instructions from Borrower and Agent or in accordance with the final order of a competent court served on Custodian. Borrower shall reimburse the actual reasonable attorneys’ fees incurred by Custodian in connection with such interpleader action.

11.          Notices. All demands, notices and communications hereunder, except as otherwise provided herein, shall be in writing and shall be deemed to have been duly given on the date received if personally delivered at or mailed by certified or registered mail, postage prepaid, sent by a nationally recognized overnight courier service such as Federal Express, or given by confirmed facsimile or electronic mail (with a duplicate sent on the same day by first class mail, postage prepaid), in each case to the address provided below the signature for each party below.

12.          General Standard of Care. The provisions of Sections 9.3 and 9.5 of the Custody Agreement shall apply mutatis mutandis as if set forth herein in full.

13.          Force Majeure. Without prejudice to the generality of the foregoing, the Custodian shall be without liability to Borrower and Agent for any damage or loss resulting from or caused by events or circumstances beyond the Custodian’s reasonable control including (a) nationalization, expropriation, currency restrictions, the interruption, disruption or suspension of the normal procedures and practices of any securities market, power, mechanical, communications or other technological failures or interruptions, fires, floods, earthquakes or other natural disasters, civil or military disturbances, acts of war or terrorism, riots, revolution, acts of God, work stoppages, strikes, national disasters of any kind; (b) errors by Borrower (including any Authorized Person) or Agent in its instructions to the Custodian; or (c) changes in applicable law, regulation or orders.

14.          Indemnification by Borrower. Borrower hereby agrees to indemnify, defend and save harmless Custodian and its directors, officers, employees and agents against any liabilities, obligations, losses, damages, actions, judgments, suits, and reasonable costs and expenses (including reasonable and documented attorneys fees and expenses) incurred in connection with this Agreement or the Custodian Deliverables (except to the extent due to the Custodian’s bad faith, willful misconduct or gross negligence) or any interpleader proceeding relating thereto or incurred at Borrower’s or Agent’s direction or instruction.

15.         Governing Law. This Agreement will be governed by and be construed in accordance with the laws of the State of New York without regard to conflict of laws principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

16.          Counterparts.   This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by fax, portable document format (.pdf), or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

17.          Final Agreement.   Other than the terms of the Custody Agreement, this Agreement contains the entire and only agreement among all the parties to this Agreement and between Custodian and Borrower, on the one hand, and Custodian and Agent, on the other hand, with respect to (x) the interest of Agent in the Custodian Deliverables, and (y) Custodian’s obligations to Agent in connection with the Custodian Deliverables.

18.          Amendments.   No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all parties hereto.

[Remainder of page intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, this Tri-Party Agreement has been duly executed as of the date first written above.

AGENT:

CAPITALSOURCE BANK,
a California industrial bank

By:	/s/ David Zimmerman
Name:	David Zimmerman
Title:	SVP, Portfolio Manager

If to Agent:

CapitalSource Bank
5404 Wisconsin Ave, 2nd Floor
Chevy Chase, Maryland 20815
Attn: Sue Choi

with a copy to:

Holland & Knight LLP
300 Crescent Court, Suite 1100
Dallas, Texas 75201
Attn: Matthew Fontane

CUSTODIAN:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Louis Marucheau
Name:	Louis Marucheau
Title:	Vice President

If to Custodian:

U.S. Bank National Association
190 South LaSalle Street, 10th Floor
Chicago, IL 60603
Attention: Louis Marucheau
Email: louis.marucheau@usbank.com and
harvestcapitalcreditcorp@usbank.com

BORROWER:

HARVEST CAPITAL CREDIT CORPORATION,
a Delaware corporation

By:	/s/ Richard P. Buckanavage
Name:	Richard P. Buckanavage
Title:	Chief Executive Officer and President

If to Borrower:

Harvest Capital Credit Corporation
450 Park Avenue, Suite 500
New York, New York 10022
Attn: Richard P. Buckanavage, President and CEO
Email: rbuckanavage@harvestcaps.com

with a copy to:

JMP Credit Advisors LLC
3440 Preston Ridge Road, Suite 350
Alpharetta, Georgia 30005
Attn: Renee Lefebvre
Email: rlefebvre@jmpcredit.com